AGREEMENT

     Agreement dated March 22, 2000 (the "Agreement") by and among National City Bank of Michigan/Illinois, formerly known as First of America Bank-Michigan, N.A. (the "Bank") and Triple S Plastics, Inc. (termed "Triple S Plastics" and also termed the "Borrower").

                                  RECITALS

    A. The Bank and the Borrower entered into a Business Loan Agreement dated November 1, 1992 (the "Loan Agreement"); and

    B. The Bank and Triple S Plastics entered into two (2) Reimbursement Agreements each dated as of November 1, 1992 (collectively the "Reimbursement Agreement"); and

    C. Triple S Plastics executed and delivered a Guaranty dated as of October 1, 1995 for the benefit of the Bank (the "Guaranty"); and

    D. The Loan Agreement, the Reimbursement Agreement and the Guaranty (herein collectively termed the "Loan Documents"), each contain various financial covenants which are applicable to the Borrower so long as the Borrower is indebted to the Bank; and

    E. The Bank and the Borrower intend to amend and restate the financial covenants contained in the Loan Documents without the necessity of re-executing the same.

    F. Payment of the Loan Documents is secured by various security agreements from the Borrower to the Bank granting to the Bank among other things, a security interest in all of the Borrower's accounts receivable and inventory which the Bank at the Borrower's request is willing to release and terminate.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

    1.   This Agreement is and shall be construed as a part of the Loan
         Documents.

    2. So long as the Borrower is indebted to the Bank, the Borrower shall comply with the following financial covenants:

         A. Maximum Funded Debt to EBITDA Ratio. Maintain a Maximum Funded Debt to EBITDA Ratio of 3.0 to 1.0.

             "EBITDA" means for any period, the aggregate of (i) the sum of Consolidated Net Income plus Consolidated Interest Expense and all provisions for any federal, state or other income taxes for such period plus depreciation, amortization and other non-cash charges for Triple S Plastics and its subsidiaries on a consol-idated basis for such period, determined in each case and in accordance with Generally Accepted Accounting Principles
             ("GAAP") applied on a consistent basis. Except as expressly provided otherwise, the applicable period shall be for the four (4) consecutive quarters ending as of the date of determination. "Funded Debt" means (i) all indebtedness of the Borrower for borrowed money (including, without limitation, indebtedness evidenced by promissory notes, bonds, debentures, and similar instruments and further any guarantees of the Borrower of Funded Debt of any other person), (ii) all purchase money indebtedness of the Borrower, (iii) the principal portion of any of the Borrower's capital lease obligations, and (iv) all preferred stock issued by Borrower and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by fixed date. "Funded Debt" shall include payments in respect of Funded Debt, which constitute current liabilities of the Borrower under GAAP.

         B. Minimum Tangible Net Worth. Maintain on a consolidated and cumulative basis for the Borrower a Tangible Net Worth of not less than $20,000,000.00.

             "Tangible Net Worth" shall mean the excess of: (i) the net book value of the assets of the Borrower (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and similar intangible assets) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation, amortization and all amounts due from any officer, employee, director, shareholder or related person or entity) minus (ii) all liabilities of the Borrower determined in accordance with GAAP.

         C. Minimum Net Worth. Maintain on a consolidated and cumulative basis for the Borrower a minimum Net Worth as defined by GAAP of not less than $30,000,000.

         D. Maintain Current Ratio. Maintain, on a consolidated basis for the Borrower, a ratio of Current Assets to Current Liabilities of not less than 1.50 to 1.0 from the date hereof and as of each fiscal year end thereafter.

             "Current Assets" shall include only cash, nonaffiliated customer receivables, United States Government Securities and inventories to the extent classified in accordance with GAAP.

             "Current Liabilities" shall include all indebtedness normally held as due within one (1) year exclusive of subordinated debt, if any, and any unsubordinated debt due to any officer, employee, director, shareholder or entity related to the Borrower.

    3. The financial covenants set forth in Paragraph 2 above amend and restate the following existing financial covenants:

         A.  Loan Agreement. Sections 6.3  and 6.4; and

         B.  Reimbursement Agreement.

             (i) Section 5.18 with respect to the November 1, 1992 Reimbursement Agreement with the Bank concerning the 1989 Michigan Strategic Fund Limited Obligation Revenue Bonds (Triple S Plastics, Inc. Project); and

             (ii) Sections 6.10, 6.11, 6.12 and 6.27 of the November 1, 1992
                  Reimbursement Agreement concerning the 1990 Michigan Strategic Fund Limited Obligation Revenue Bonds (Triple S Plastics, Inc. Project) (Series A); and

         C.  Guaranty. Sections 3.1(o), (p) and (q).

    4. Unless specifically amended by Triple S Plastics and the Bank, the financial covenants set forth in this Agreement shall be applicable to the terms of any indebtedness of Triple S Plastics to the Bank, whether now existing or later arising and howsoever evidenced.

    5. The occurrence of a default by the Borrower or nonperformance by the Borrower of any covenants of this Agreement shall constitute the occurrence of an Event of Default or a default under the terms of each of the Loan Documents and any note from the Borrower or any of them to the Bank evidencing any indebtedness of the Borrower to the Bank, whether no existing or later arising.

    6. The Bank hereby releases and terminates its existing security interest in the Borrower's accounts receivable and inventory.

    7. Each of the Loan Documents, including such changes, modifications and amendments as are herein contained is in full force and effect with respect to each and every term and provision thereof. Nothing contained herein shall impair any of the Loan Documents or alter, waiver, annul, vary or affect any provision, term, condition or covenant therein, except as provided in this Agreement, it being the intent of the Borrower and the Bank that the terms and conditions thereof shall continue in full force and effect except as specifically amended hereby.

    8.   This Agreement shall be governed by Michigan law.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date and year first above written.


                                      NATIONAL CITY BANK OF MICHIGAN/ILLINOIS
                                      f/k/a First of America Bank-Michigan, N.A.

                                      By:  _/s/_JAMES_P._BARNUM__________
                                           James P. Barnum
                                      Its: Vice President


                                      TRIPLE S PLASTICS, INC.
                                      By:  _/s/_MARLAN_R._SMITH__________
                                           Marlan R. Smith
                                      Its: Chief Financial Officer and Secretary